Exhibit 99.1

CERIDIAN HCM HOLDING ANNOUNCES EXECUTIVE LEADERSHIP CHANGES

Leagh E. Turner Named President Effective August 7, 2018

Erik J. Zimmer Named EVP, Chief Strategy Officer Effective August 7, 2018

Minneapolis, MN, August 8, 2018 – Ceridian HCM Holding Inc. (“Ceridian” or the “Company”) (NYSE:CDAY) (TSX:CDAY), a global human capital management (“HCM”) software company, announced today that its Board of Directors has appointed Leagh E. Turner to the position of President of the Company, and Erik J. Zimmer to the position of Executive Vice President, Chief Strategy Officer of the Company. Further, the Company announced that it has decided to separate the roles of President and Chief Operating Officer, with Paul D. Elliott serving as Chief Operating Officer of Ceridian until May 1, 2019 and then as a consultant until June 30, 2020.

“The addition of Leagh and Erik to the executive team is a tremendous win for Ceridian. They each bring unique strengths, skillsets and expertise to our organization,” says David Ossip, CEO and Chairman of the Board. “We are excited to have them join our team and quickly hit the ground running. With their extensive backgrounds, knowledge of the HCM space and Ceridian, we are confident their contributions will be felt immediately.”

“As we accelerate our growth strategy, we believe the separation of the roles of President and Chief Operating Officer will allow us to continue to transform and grow our business more effectively,” says Ossip. “Paul has served in a number of roles for Ceridian over the years and has been tremendous asset to Ceridian. His many contributions have been instrumental to our success and we look forward to his continued emphasis on our back of the house functions and operations.”

Ms. Turner is a seasoned global technology leader with over 20 years of experience in the software industry, and a proven ability to drive growth. She has a keen eye for creating high performing teams focused on optimizing value realization for customers. Ms. Turner has served in many senior leadership roles within SAP over the last decade, most recently as SAP’s Global Chief Operating Officer, Strategic Customer Program, and previously as SAP’s Chief Operating Officer in EMEA and Canada. She has a breadth of experience and expertise that we believe will be instrumental as Ceridian continues to focus on growth, innovation and transformation.

“I couldn’t be more excited to join the team at Ceridian. The growth they are experiencing and rapid pace of innovation is exhilarating. I am honored to be part of this journey and to work as part of this tremendous team. I look forward to demonstrating the power of a deeper focus on growth, productivity and innovation,” says Turner.

Mr. Zimmer has extensive experience in finance, operations, innovation, sales and strategy. Mr. Zimmer has served as a managing director of Thomas H. Lee Partners, L.P., and as an operating advisor for numerous other Fortune 1000 organizations. He has acted as a strategic advisor to Ceridian since 2011, and had deep involvement in the design and build of our Dayforce Activate technology that led to a significant reduction in implementation cycle times for our customers. As a trusted advisor who knows our business, Mr. Zimmer will be highly influential in working cross-functionally with the rest of the executive leadership team.

“I have been fortunate to be engaged with Ceridian and David for a number of years. Watching the transformation taking place has been exciting and I am elated at the opportunity to now be a part of it,” says Zimmer. “This organization has had tremendous success but they are only getting started. I am honored to now be a part of this company and to bring my knowledge and experience to the team.”

About Ceridian HCM Holding Inc.

Ceridian. Makes Work Life Better™.

Ceridian is a global human capital management software company. Dayforce, our flagship cloud HCM platform, provides human resources, payroll, benefits, workforce management, and talent management functionality. Our platform is used to optimize the management of the entire employee lifecycle, including attracting, engaging, paying, deploying and developing people. Ceridian has solutions for organizations of all sizes. Visit www.ceridian.com or follow us @Ceridian.

For further information, please contact:

Investor Relations

Jeremy Johnson

Vice President, Finance and Investor Relations

Ceridian HCM Holding Inc.

1-844-829-9499

investors@ceridian.com

Public Relations

Teri Murphy

Director, Corporate Communications

Ceridian HCM Holding Inc.

1-647-417-2117

teri.murphy@ceridian.com